Gold Banc                                                          Press Release

Contact: Rick J. Tremblay          Sherman Titens
         Chief Financial Officer   Sr. Vice President
         913.451.8050              Director of Marketing
         ricktremblay@goldbanc     913.323.7741
                                   shermantitens@goldbanc.com   www.goldbank.com



For Immediate Release



                     COURT DISMISSES CASE AGAINST GOLD BANC

    Leawood, Kansas (January 26, 2005) - Gold Banc Corporation, Inc. (Nasdaq:GLDB) today announced that the United States District Court for the Western District of Oklahoma issued an Order dismissing a class action case against the company and its subsidiary, Gold Bank. The Order, issued in Harold I. Mason, et al. v Gold Banc Corporation, Inc., et al., dismissed the plaintiffs' claims that Gold Bank overcharged borrowers under its Farm Service Agency ("FSA") guaranteed loan program. The Court determined that with respect to plaintiffs' federal law claims the defendants were entitled to judgment on the pleadings because the applicable federal statutes and regulations did not provide a private right of action for the plaintiffs. The Court also entered judgment for defendants on the plaintiffs' usury claim. Finally, the Court dismissed the plaintiffs' state law claims, without prejudice, based upon a lack of jurisdiction. Gold Banc does not know whether the plaintiffs will seek to re-file their state law claims in a different court.

    A separate class action case involving the FSA guaranteed loan program remains pending against Gold Bank in state court in Oklahoma.

    About Gold Banc
    Gold Bank is the banking subsidiary of Gold Banc Corporation, Inc., a financial holding company headquartered in Leawood, Kansas with over $4.3 billion in assets. Gold Banc provides banking and wealth management services in Kansas, Missouri, Oklahoma, and Florida through 37 banking locations. Gold Banc is traded on NASDAQ under the symbol GLDB.


    Forward-Looking Statements
    This release contains forward-looking statements as described by the Private Securities Litigation Reform Act of 1995. These forward-looking statements pertain to present or future trends affecting the banking industry and the operations, policies, markets and practices of Gold Banc. Actual results could differ materially from those projected, and Gold Banc has no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.